Exhibit 10.20

BioAtla, LLC

Effective July l, 2018

Richard Waldron

c/o BioAtla, LLC

Re: Severance Agreement

Dear Richard,

BioAtla, LLC (the "Company"), is pleased to provide the following Severance Agreement (the "Agreement") to you. This Agreement will be effective only if you sign and return this Agreement within ten (10) business days.

1.
Eligibility / Change in Control Severance Benefits. If (i) your employment is terminated by the Company without Cause (other than due to your death or disability), or you resign your employment for Good Reason (either, a "Qualifying Termination"), within the Change in Control Period and (ii) you satisfy the Release Requirement (as defined in Section 2 below), then you will receive the following "Severance Benefits":

1.1 Severance Payment. A severance payment equal to twelve (12) months of your final monthly base salary (the "Severance Payment"). The Severance Payment will be paid to you, in the form of a lump sum payment, subject to required payroll deductions and tax withholdings, within twenty (20) business days following the Release Effective Date (as defined in Section 2 below). For purposes of calculating the Severance Payment, your final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason.

1.2 Prorata Bonus Payment. An amount equal to a prorated portion of your target bonus amount for the Termination Year (the "Target Bonus Amount") that corresponds to your service during the Termination Year (the "Prorata Bonus Payment" which shall be calculated by multiplying (i) the Target Bonus Amount, by (ii) a fraction, the numerator of which is the number of days during the Termination Year that you were employed by the Company and the denominator of which is three hundred and sixty-five (365). The Prorata Bonus Payment will be paid to you, in the form of a lump sum payment, subject to required payroll deductions and tax withholdings, within twenty (20) business days following the Release Effective Date. For purposes of calculating the Target Bonus Amount for any Termination Year, your final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason.

1.3 Prior Year Bonus Payment. If the Qualifying Termination occurs prior to the date on which bonuses are paid for the year immediately preceding the Termination Year (the "Prior Year"), an amount equal to your full target bonus amount for the Prior Year (the "Prior Year Bonus Payment"). The Prior Year Bonus Payment will be paid to you (if applicable), in the form of a lump sum payment, subject to required payroll deductions and tax withholdings, within twenty (20) business days following the Release Effective Date. For purposes of calculating the Prior Year Bonus Payment, your final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason.

1.4 Accelerated Vesting and Continuation of Exercise Period. Accelerated vesting of all outstanding units, shares, or options(as the case may be), and continuation of exercise period of all units, shares, or options (as the case may be) until the expiration date of the outstanding units, shares, or options (the "Exercise Term"), under a separate consulting agreement ("Consulting Agreement") between you and the Company, a version of which is attached hereto as Exhibit A. The Consulting Agreement shall include the following terms: 1) the term of the Consulting Agreement shall equal the Exercise Term, 2) the nature of services shall be mutually agreed upon, 3) there shall be a $100.00 annual retainer fee, and 4) the compensation for the services shall be at a mutually agreed upon hourly rate. For clarity, you will retain the benefits of your units, shares, or options (as the case may be) for the full exercise period of such units, shares, or options (as the case may be).

1.5 Other Terminations. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in this Section 1, if (i) the Company terminates your employment for Cause, (ii) you resign your employment without Good Reason, (iii) your employment terminates due to your death or disability (iv) the Company terminates your employment without Cause outside the Change in Control Period, or (v) you resign with Good Reason outside the Change in Control Period.

2.
Conditions to Receipt of Severance Benefits. To be eligible for any of the Severance Benefits pursuant to Section 1 of this Agreement, you must satisfy the following release requirement (the "Release Requirement"): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the "Release") within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following your termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the "Release Effective Date"). No Severance Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if you refuse to sign and deliver to the Company an executed Release or you sign and deliver to the Company the Release but exercise your right, if any, under applicable law to revoke the Release (or any portion thereof), then you will not be entitled to any severance, payment or benefit under this Agreement.

3.
IRS Code Section 409A. All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section l .409A-2(b)(2). If the Company determines that any benefits provided under this Agreement constitute "deferred compensation" under Section 409A of the Internal Revenue Code of 1986 as amended ("Section 409A"), such benefits will not commence in connection with your termination of employment unless such termination also qualifies as a "separation from service" with the Company within the meaning of Treasury Regulation Section l.409A l(h) (without regard to any permissible alternative definition thereunder) ("Separation from Service"). If the Company determines that any benefits provided under this Agreement constitute "deferred compensation" under Section 409A and you are a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your Separation from Service, then the payment of any such benefits shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of your Separation from Service, or (ii) the date of your death (such date, the "Delayed Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the benefit payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Release spans two calendar years, the Release Effective Date shall not be deemed to occur until the second calendar year.

4.
Section 280G; Limitations on Payment.

4.1 If any pay mentor benefit you will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner(the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

4.2 Notwithstanding any provision of Section 4.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced(or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

4.3 Unless you and the Company agree on an alternative accounting firm or, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 4. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company)or such other time as requested by you or the Company.

4.4 If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 4.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 4.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 4.1, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5.
Definitions.

5.1 Cause. For purposes of this Agreement, "Cause" shall mean the following, as determined by the Board in its reasonable judgment: (i) your failure to perform, or material negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (ii) your material breach of any [material] agreement between you and the Company or any of its affiliates; (iii) willful misconduct by you that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates; or (iv) your conviction of (or the pleading by you of nolo contendere to) any felony.

5.2 Change in Control. For purposes of this Agreement, the term "Change in Control" means a "Sale of the Company", as that term is defined in section 2.34 of the Second Amended and Restated Operating Agreement of the Company.

5.3 Change in Control Period. For purposes of this Agreement, "Change in Control Period" means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

5.4 Good Reason. For purposes of this Agreement, you shall have "Good Reason" for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your base salary, unless pursuant to a salary reduction program applicable generally to the Company's senior executives; (ii) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" in and of itself unless your new duties are materially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (A) you must provide written notice to the Company within thirty (30) calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (B) you must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (C) such event is not reasonably cured by the Company within such thirty (30) calendar day period (the "Cure Period"), and (D) you must resign from all positions you then hold with the Company not later than thirty (30) calendar days after the expiration of the Cure Period.

5.5 Termination Year. For purposes of this Agreement, "Termination Year" means the fiscal year in which your Company employment is terminated for any reason.

6.
Miscellaneous. Nothing in this Agreement is intended to alter the at-will nature of your employment with the Company or the terms of any offer letter and/or employment-related agreement with the Company. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to Severance Benefits, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning any severance benefits. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement approved by the Board and signed by you and a duly authorized and independent member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures, and signatures sent via PDF, shall be equivalent to original signatures.

To indicate your understanding and acceptance of this Agreement, please sign and date below, and return this Agreement to the Company.

We look forward to a continued productive employment relationship.

Sincerely,

BioAtla, LLC

/s/ Carolyn Short
Carolyn Short Managing Member

Understood and Accepted

/s/ Richard Waldron
Richard Waldron

EXHIBIT A CONSULTING AGREEMENT

This CONSULTING AGREEMENT("Agreement") effective as of the day of , 20 ("Effective Date") and entered into by and between BioAtla LLC ("BioAtla"), a Delaware Limited Liability Corporation, and , a(n) (individual/ corporation) with an address at

("Consultant"), collectively the "Parties".

WHEREAS, BioAtla is a global biotherapeutics development company; and

WHEREAS, Consultant is engaged in providing consulting services; and

WHEREAS, Consultant is desirous of providing consulting services to BioAtla; and

WHEREAS, BioAtla is desirous of retaining Consultant; and

WHEREAS, Consultant will have access to Proprietary Information of BioAtla.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the Parties hereby agree as follows:

1.
Engagement. BioAtla hereby appoints Consultant, and Consultant hereby accepts such appointment, upon the terms and conditions set forth herein.

2.
Services. The nature of the services to be provided by Consultant and the compensation Consultant shall receive from BioAtla are set forth in Schedule A, attached and incorporated herein by reference.

3.
Term. The term of this Agreement shall commence on the ____day of , 20_ and shall continue in force for _____months from that date.

4.
Independent Contractor. The Parties expressly intend and agree that Consultant is acting as an independent contractor and not as an employee of BioAtla. Under no circumstances shall Consultant look to BioAtla as his employer, or as a partner, agent or principal. Consultant will determine the method, details and means of performing the services for BioAtla.

5.
Confidentiality.

5.1 Acknowledgment of Proprietary Interest. Consultant recognizes the proprietary interest of BioAtla in any and all Proprietary Information of BioAtla. As used herein, the term "Proprietary Information" includes any and all of BioAtla's confidential or proprietary information, including without limitation, any and all confidential information of BioAtla encompassed in any and all reports, investigations, experiments, research or developmental work, experimental work, work in progress, plans, proposals, marketing and sales information and data, financial projections, cost summaries, pricing formulas, and all concepts or ideas, materials or information related to the business, products or sales of BioAtla or BioAtla's licensees or customers which has not previously been released to the public at large by duly authorized representatives of BioAtla, whether or not such information would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition. Consultant acknowledges and agrees that any and all Proprietary Information of BioAtla, learned by Consultant during the course of the engagement by BioAtla or otherwise, whether developed by Consultant alone or in conjunction with others or otherwise, shall be and is the property of BioAtla.

5.2 Covenant Not to Divulge Proprietary Infom1ation. Consultant acknowledges and agrees that BioAtla is entitled to prevent the disclosure of Proprietary Information of BioAtla. As a portion of the consideration for the appointment of Consultant and for the compensation being paid to Consultant from time to time by BioAtla, Consultant agrees at all times during the term of engagement with BioAtla, and thereafter for a period of ten (10) years, to maintain in strict confidence, and not to disclose or allow to be disclosed, directly or indirectly, to any person, firm or other entity, other than to persons engaged by BioAtla to further the business of BioAtla, and not to use except in the pursuit of the business of BioAtla, Proprietary Information of BioAtla, without the prior written consent of BioAtla, including Proprietary Information developed by Consultant.

5.3 No Licenses. No rights or licenses in or to the Proprietary Information of BioAtla are granted to Consultant by virtue of this Agreement.

5.4 Solicitation. Consultant shall not, during the term of this Agreement and for a period of one (1) year immediately following the termination of this Agreement, for any reason, either directly or indirectly solicit or take away, or attempt to solicit or take away, any of BioAtla's employees or consultants either for Consultant or for any other person or entity. Any such solicitation by Consultant shall constitute a breach hereunder.

5.5 Refraining from Certain Actions. Consultant shall not induce or incite claims of discrimination, wrongful discharge, breach of contract, tortious acts, or any other claims against BioAtla by any other person or Consultant, and shall not undertake any harassing or disparaging conduct directed at, and shall refrain from making any negative or derogatory statements concerning, BioAtla. Any such solicitation by Consultant shall constitute a breach hereunder.

6.
Termination.

6.1 Remedies Upon Breach. In the event of any breach of this Agreement by Consultant, BioAtla shall have the right to terminate the consulting services of Consultant immediately upon written notice to Consultant. BioAtla shall also be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Consultant from violating any of the terms of this Agreement, to enforce by specific performance any of the terms of this Agreement and to obtain damages, or any of these aforementioned remedies, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as BioAtla may elect to invoke. The failure of BioAtla to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

6.2 Return of Materials at Termination. In the event of any termination of Consultant's appointment, with or without cause, Consultant shall promptly deliver to BioAtla any and all materials, property, documents, data and all other information belonging to BioAtla or pertaining to Proprietary Information, whether prepared by BioAtla or Consultant. Consultant shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to BioAtla or pertaining to any Proprietary Information.

6.3 Obligations Surviving Termination. The obligations of Sections 4, 5, 7, 8.9 and 8.10 shall survive any termination of this Agreement.

7.
Ownership of Intellectual Property.

7.1 Disclosure of Intellectual Property. Consultant shall promptly disclose to BioAtla any and all inventions, developments, discoveries, improvements, processes, techniques, know-how and data, whether or not patentable, made, conceived, reduced to practice or learned by Consultant, either alone or jointly with others, during the term of engagement with BioAtla which (a) result from responsibilities assigned to Consultant by BioAtla, (b) are funded by BioAtla or (c) result from use of facilities owned, leased or contracted for by BioAtla (all of said inventions, developments, discoveries, improvements, processes, techniques, know-how and data shall be collectively referred to as "Inventions"). Such disclosure shall continue for one (1) year after termination of this Agreement with respect to any subject matter that would be an Invention if made, conceived, reduced to practice or learned during the term of this Agreement; provided, however, that should this Agreement be terminated within the one (1) year period commencing with the date of this Agreement such disclosure shall continue for six (6) months after termination of this Agreement.

7.2 Assignment of Intellectual Property. Consultant agrees that all Inventions shall be the sole and exclusive property of BioAtla and its assigns, and BioAtla and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Consultant hereby assigns to BioAtla any rights Consultant may have or acquire in such Inventions. Consultant further agrees as to all Inventions to assist BioAtla, at BioAtla's expense, as is reasonably necessary to obtain, and from time to time enforce, patents on all Inventions in any and all countries. To that end, Consultant shall execute all documents reasonably necessary to apply for and obtain patents on all Inventions and enforce the same, together with any assignments thereof to BioAtla or persons designated by it. In the event that BioAtla is unable for any reason whatsoever to secure Consultant's signature to any lawful and necessary document required to apply for or obtain patents on any such Invention, Consultant hereby irrevocably designates and appoints BioAtla, and its duly authorized officers and agents, as Consultant's agent and attorney-in fact to act for and on behalf of Consultant to execute and file patent applications on any such Invention and to do all other lawfully permitted acts reasonably necessary to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

8.
General Provisions.

8.1 Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations and understandings of the Parties with respect thereto.

8.2 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.

8.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.4 Waiver. The failure of any party hereto to insist upon strict compliance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

8.5 Representations and Warranties. Consultant represents and warrants that to the best of his knowledge, he is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereto fare not inconsistent with any obligation he may have.

8.6 Confidential Information. Consultant represents, warrants and agrees that he can and will perform the services required by this Agreement without disclosing or using any confidential information and/or proprietary information of a third party.

8.7 Successors and Assigns. The rights and obligations of BioAtla under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of BioAtla. Consultant shall not be entitled to assign any of Consultant's rights or obligations under this Agreement.

8.8 Attorney’s Fees. In the event of any litigation concerning any controversy, claim or dispute between the Parties hereto, arising out of or relating to this Agreement, the breach hereof or the interpretation hereof, the prevailing party shall be entitled to recover from the other party expenses, including reasonable attorneys' fees, and costs incurred therein.

8.9 Taxes. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant's compensation hereunder, including estimated taxes.

8.10 Indemnification. Each party shall and does indemnify, defend and hold harmless the other party, and its officers, directors and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages and recoveries, including without limitation, interest, penalties and reasonable attorney's fees and costs, that the party may incur or suffer and that arise as a result from or are related to the performance of the party's obligations under this Agreement and/or any breach or failure of a party to perform any of the representations, warranties and agreements contained in this Agreement.

8.11 Notices. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing and delivered personally or sent by (i) United States mail, registered or certified, postage paid, (ii) overnight delivery service such as FedEx or UPS or (iii) facsimile, with confirmation of receipt, addressed as follows:

If to BioAtla:

BioAtla

Attn: VP, IP and Contracts11011 Torreyana Road

San Diego, CA 92121

Phone No. : 858.558.0708 x 3101

Fax No. : 858.558.0701

If to Consultant:

____________________________________________

Address:

_____________________________________________

_____________________________________________

_____________________________________________

Phone No.:____________________________________

Either party may, by like notice, specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt and notices given personally shall be effective when delivered.

8.12 Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the effective date set forth above. BioAtla, LLC

BioAtla, LLC Consultant

__________________________________ ________________________________

SCHEDULE A

Nature of Services: Upon request of BioAtla, Consultant shall provide the following services, expertise and advice:

{SPECIFIC DETAILSTO BE ADDED}

Compensation:

1.
BioAtla shall pay Consultant US$100.00 per year beginning the Effective Date. The first payment shall be due thirty(30) days after the Effective Date, and annually thereafter.
2.
{SPECIFIC DETAILS ON HOURLY RATE TO BE ADDED}

Consultant's Tax ID Number: